Exhibit 99.1

949 South Coast Drive, Third Floor

Costa Mesa, CA 92626

FOR IMMEDIATE RELEASE	Member FDIC
For more information contact	Equal Housing Lender
Nancy Gray, SEVP & CFO, 714-438-2500	Barbara Palermo, EVP & IR, 714-438-2500

Pacific Mercantile Bancorp Reports Second Quarter 2009 Operating Results

COSTA MESA, Calif., July 27, 2009 (BUSINESS WIRE) — Pacific Mercantile Bancorp (NASDAQ: PMBC) today reported its results of operations for the second quarter and six months ended June 30, 2009.

Results of Operations

Overview.

The economic recession and credit crisis that adversely affected our results of operations in the year ended December 31, 2008 continued into and adversely affected our results of operations in the second quarter ended June 30, 2009. As a result, we recorded net losses for the three and six months then ended of $4.5 million, or $0.44 per diluted share, and $6.7 million, or $0.64 per diluted share, respectively. By comparison, we incurred a net loss of $830,000, or $0.08 per diluted share, in the second quarter, and net income of $170,000, or $0.02 per diluted share, for the six months, ended June 30, 2008. The losses we incurred in the quarter and six months ended June 30, 2009 were primarily attributable to (i) decreases of $2.1 million and $3.6 million in net interest income, respectively, and (ii) increases of $3.9 million and $6.2 million, respectively, in the provisions for loan losses.

Those decreases in net interest income reflect decreases of $2.7 million, or 17.9%, and $5.1 million, or 16.4%, in interest income in the three and six months ended June 30, 2009, respectively, which were only partially offset by decreases in interest expense of $608,000, or 7.1%, and $1.5 million, or 8.5%, in those same three and six month periods, respectively. The decreases in interest income were primarily attributable to (i) an increase in nonperforming loans to $53.2 million at June 30, 2009, from $11.6 million at June 30, 2008, which required us to cease accruing interest income on those loans, and (ii) reductions in interest rates implemented by the Federal Reserve Board in an effort to mitigate the severity of the economic recession, which reduced the interest we were able to earn on our outstanding loans and investments and other interest earning assets. The reductions in interest expense also were due primarily to the reductions in interest rates by the Federal Reserve Board.

The increases we made in the provisions for loan losses in both the three and six months ended June 30, 2009, were necessitated by increases in loan delinquencies and defaults that were attributable to the economic recession which adversely affected the ability of a greater number of borrowers to meet their loan obligations, and the significant decline in real estate values and the credit crisis which made it increasingly difficult (despite the decline in interest rates) for borrowers to sell their properties or obtain refinancing which would otherwise have enabled them to repay their loans. The provisions we made for loan losses resulted in an increase in our loan loss reserve at June 30, 2009 to $20.4 million, or 2.46% of the total loans then outstanding, from $7.1 million, or 0.89% of total loans outstanding at June 30, 2008.

Partially offsetting the declines in net interest income in both the three and six months ended June 30, 2009, were increases in non-interest income of $250,000, or 61%, and $1.2 million, or 65%, respectively. Contributing to those increases were increases in fees and service charges on deposit account transactions in both the three and six months ended June 30, 2009, and gains recognized on sales of securities held for sale and, to a much lesser extent, income generated by our recently commenced mortgage banking operations.

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PMBC Second Quarter 2009 Earnings Release

July 27, 2009

Contributing to the net losses incurred in the three and six months ended June 30, 2009 were increases in non-interest expense of $2.2 million, or 38.4%, and $3.1 million, or 27.6%, respectively, as compared to the same respective periods of 2008. Those increases were primarily attributable to (i) increases of $895,000, or 32%, and $1.3 million, or 21%, respectively, in compensation expense, primarily due to the addition of personnel in our credit administration department in response to the difficult conditions in the lending markets and our new mortgage banking division, (ii) increases of $781,000, or 539%, and $982,000, or 366%, respectively, in FDIC insurance premiums, as the FDIC increased those premiums on all FDIC-insured banks as a means of offsetting losses to its insurance fund as a result of the bank failures attributable to the economic recession and credit crisis, and (iii) increases of $568,000, or 184%, and $820,000, or 141%, respectively, in professional fees expenses incurred primarily in connection with the collection of impaired loans and foreclosures of non-performing loans. Whenever any new business, such as our mortgage banking business, is commenced, compensation expense and other startup costs must be incurred well in advance of the time the new business will be able to generate revenues sufficient to offset those costs. That was the case in this year’s second quarter.

“Pacific Mercantile Bank has entered a new phase in its operations designed to make us more competitive in the current and difficult economic and banking environment. The resiliency of our Bank and its employees proves that our strategic concept has worked and will continue to work, by concentrating on our core business, commercial lending to small and medium size companies, providing us with liquidity to fund our banking operations in southern California, while we significantly limiting construction lending. To replace construction lending, the Bank has implemented our new mortgage banking division which originates residential mortgage loan for resale into the secondary mortgage markets and to government agencies” stated Raymond E. Dellerba, President and Chief Executive Officer. “The Bank will continue to balance its portfolio with commercial loans, as well as with single and multi-family mortgage loans, in order to provide a fair return to our shareholders,” added Dellerba.

Financial Condition

Notwithstanding the loss incurred in the first six months ended June 30, 2009, we had total regulatory capital on a consolidated basis of more than $106 million and Pacific Mercantile Bank, our wholly owned banking subsidiary, had total capital of approximately $102 million at June 30, 2009. Moreover, the ratio of the Bank’s total capital-to-risk weighted assets, which is the principal federal bank regulatory measure of the financial strength of banking institutions, was 11.4% and, as a result, the Bank continued to be classified, under federal bank regulatory guidelines, as a “well-capitalized” banking institution, which is the highest of the capital standards established by federal banking regulatory authorities.

The following table sets forth the capital and capital ratios of the Company (on a consolidated basis) and the Bank (on a stand alone basis) at June 30, 2009, as compared to the regulatory requirements that must be met for a banking institution to be rated as a well-capitalized institution.

	Actual At June 30, 2009		Federal Regulatory Requirement to be Rated Well-Capitalized
	Amount	Ratio	Amount	Ratio
	(Dollars in thousands)
Total Capital to Risk Weighted Assets:
Company	$106,034	11.8%	N/A	N/A
Bank	101,613	11.4%	$89,360	At least 10.0%
Tier 1 Capital to Risk Weighted Assets:
Company	$94,724	10.6%	N/A	N/A
Bank	90,325	10.1%	$53,616	At least 6.0%
Tier 1 Capital to Average Assets:
Company	$94,724	7.8%	N/A	N/A
Bank	90,325	7.4%	$60,719	At least 5.0%

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PMBC Second Quarter 2009 Earnings Release

July 27, 2009

Balance Sheet Information

Loans. At June 30, 2009, gross loans totaled nearly $830 million, an increase of $33 million, or 4%, as compared to nearly $797 million at June 30, 2008. The following table sets forth, in thousands of dollars, the composition, by loan category, of our loan portfolio at June 30, 2009 and 2008. As the table indicates, at June 30, 2009, we were able to reduce the volume of real estate construction loans in our loan portfolio by $14 million, or 35%, while increasing commercial business and owner-occupied commercial real estate loans by $32 million, or 7%, as compared to June 30, 2008:

	June 30, 2009		June 30, 2008
	Amount	Percent	Amount	Percent
	(Unaudited)
Commercial loans	$292,390	35.2%	$271,795	34.1%
Commercial real estate loans - owner occupied	186,714	22.4%	175,728	22.0%
Commercial real estate loans - all other	121,130	14.6%	117,778	14.8%
Residential mortgage loans - multi-family	102,912	12.4%	93,709	11.8%
Residential mortgage loans - single family(1)	61,940	7.5%	62,565	7.9%
Construction loans	25,621	3.1%	39,251	4.9%
Land development loans	31,797	3.8%	28,265	3.5%
Consumer loans	8,143	1.0%	7,707	1.0%

Gross loans	$830,647	100.0%	$796,798	100.0%

(1)	Does not include residential mortgage loans originated by our mortgage banking department and held for sale.

“The Bank has taken significant steps to improve asset quality management and expects to recognize significant improvement in the level of non performing loans and other real estate owned over the next two quarters,” said Bob Bartlett, Sr. Executive Vice President and Chief Operating Officer. “In spite of adverse factors created by the continuing recession that have impacted the most recent financial performance, the Bank continues to be focused on providing financial solutions and management tools to small to medium sized businesses,” continued Mr. Bartlett. “With an experienced lending staff as well as its lending capacity, the Bank believes it is in a position to leverage on current market conditions to selectively improve market share. During the third quarter the Bank will move to a new operating platform that will provide enhanced cash management tools that are more customer intuitive and will include an enhanced remote capture capability,” concluded the COO.

Deposits. Deposits increased by $171 million, or 23%, to $932 million at June 30, 2009, from $761 million at June 30, 2008, as we increased time deposits by $185 million, or 41%, to $630 million at June 30, 2009, from $445 million at June 30, 2008, primarily to fund the $33 million increase in our outstanding loans and to offset a $24 million, or 16%, decline in lower cost deposits, principally interest-bearing transaction accounts, to $128 million at June 30, 2009 from $152 million at June 30, 2008. Our non-interest bearing deposits increased by $11 million, or 7%, to $174 million at June 30, 2009, from $163 million at June 30, 2008. We believe that the decline of deposits in interest-bearing transaction accounts were primarily the result of the worsening of economic conditions and the more recent onset of and the fears posed by the credit crisis, which led many depositors to draw down those deposits to fund their cash needs and to shift money from bank deposits to U.S. Treasury securities.

“Pacific Mercantile Bank continues to participate in the FDIC insurance program called Transaction Account Guarantee or “TAG”. Under this program, which will continue through December 2009, the FDIC insures 100% of noninterest bearing transaction accounts and up to $250,000 of deposits in all other deposit accounts,” said Ms. Nancy Gray, Sr. Executive Vice President and Chief Financial Officer. “This program has increased the Bank’s FDIC Insurance Premiums, but offers our customers additional security on their deposits in the Bank,” continued Ms. Gray.

Mortgage Banking Operations

The Bank re-entered the mortgage lending business during the second quarter of 2009 after having exited the mortgage banking business in 2005. During the first six months of 2009 the primary focus of our mortgage group was to establish the mortgage loan platform as the foundation to support the growth of our mortgage lending business. The loans being generated by our new mortgage lending business are held for sale into the secondary market and primarily

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PMBC Second Quarter 2009 Earnings Release

July 27, 2009

consist of conventional and FHA/VA single family mortgages. We commenced residential real estate mortgage lending in May 2009 and, during the months of May and June 2009, we originated single family mortgage loans totaling $9 million.

“Our mortgage business is growing rapidly fueled by this historic low interest rate environment, primarily by first time home buyers taking advantage of lower housing prices and the first time home buyer incentives and, secondarily, by refinancing of homes taking advantage of the lowest interest rates not seen since the 1950s, all capped off by a robust secondary market eager to purchase conventional mortgage loans,” stated John Johnston, Sr. Executive Vice President, Mortgage Division. “Our mortgage group continues to focus on the development of loan programs and business development opportunities to further assist those borrowers interested in qualifying for home purchases and refinances,” concluded Mr. Johnston.

About Pacific Mercantile Bancorp

Pacific Mercantile Bancorp is the parent holding company of Pacific Mercantile Bank, which opened for business March 1, 1999. The Bank, which is an FDIC insured, California state-chartered bank and a member of the Federal Reserve System, provides a wide range of commercial banking services to businesses, business professionals and individual clients through its combination of traditional banking financial centers and comprehensive, sophisticated electronic banking services.

The Bank operates a total of eight financial centers in Southern California, four of which are located in Orange County, two of which are located in Los Angeles County, one of which is located in San Diego County and the other of which is located in the Inland Empire in San Bernardino County. The four Orange County financial centers are located, respectively, in the cities of Newport Beach, Costa Mesa (which is visible from the 405 and 73 Freeways), La Habra and San Juan Capistrano (which is our South County financial center that is visible from the Interstate 5 Freeway). Our two financial centers in Los Angeles County are located, respectively, in the cities of Beverly Hills and Long Beach. Our San Diego financial center is located in La Jolla and our Inland Empire financial center is located in the city of Ontario (visible from the Interstate 10 Freeway). In addition to the Bank’s physical locations, it offers comprehensive banking services over its Internet Bank, which is accessible 24/7 worldwide at www.pmbank.com.

Forward-Looking Statements

This news release contains statements regarding our expectations, beliefs, intentions and views about our future financial performance and our business and trends and expectations regarding the markets in which we operate. Those statements, which constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, can be identified by the use of words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “project,” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” Due to a number of risks and uncertainties to which our business and our markets are subject, our actual financial performance in the future and the future performance of our markets (which can affect both our financial performance and the market prices of our shares) may differ, possibly significantly, from our expectations as set forth in the forward-looking statements contained in this news release.

These risks and uncertainties include, but are not limited to, the following: The risk that economic recession and current market conditions will worsen in 2009 or that any economy recovery will be weak, as a result of which we could incur additional loan and credit losses that would adversely affect our results of operations and cause us to incur a loss for the entirety of 2009; the risk that economic activity in the United states will decline even further in 2009 as a result of the economic recession, which could lead to reductions in loan demand and, therefore, cause our interest income, net interest income and margins to decline in 2009; the possibility that the Federal Reserve Board will keep interest rates low in an effort to stimulate the economy, which could reduce our net interest margins and net interest income and, therefore, adversely affect our operating results; the prospect that government regulation of banking and other financial services organizations will increase, which could increase our costs of doing business and restrict our ability to take advantage of business and growth opportunities; and the risk that our re-entry in the wholesale mortgage loan business may cause us to incur additional operating expenses and may not prove to be profitable or may even cause us to incur losses.

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PMBC Second Quarter 2009 Earnings Release

July 27, 2009

Additional information regarding these and other risks and uncertainties to which our business is subject is contained in our Annual Report on Form 10-K for our fiscal year ended December 31, 2008, which we filed with the Securities and Exchange Commission on March 17, 2009 and in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2009 which we filed with the Securities and Exchange Commission on May 11, 2009. Due to those risks and uncertainties, you are cautioned not to place undue reliance on the forward-looking statements contained in this news release, which speak only as of its date, or to make predictions about future financial performance based solely on our historical financial performance. We also disclaim any obligation to update or revise any of the forward-looking statements as a result of new information, future events or otherwise, except as may be required by law or NASDAQ rules.

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PMBC Second Quarter 2009 Earnings Release

July 27, 2009

CONSOLIDATED RESULTS OF OPERATIONS

(Dollars in thousands, except per share data)

(Unaudited)

	Three Months Ended June 30,			Six Months Ended June 30,
	2009	2008	Percent Change	2009	2008	Percent Change
Total interest income	$12,421	$15,128	(17.9)%	$25,935	$31,032	(16.4)%
Total interest expense	8,005	8,613	(7.1)%	16,126	17,632	(8.5)%

Net interest income	4,416	6,515	(32.2)%	9,809	13,400	(26.8)%
Provision for loan losses	6,592	2,741	140.5%	10,043	3,816	163.2%

Net interest income after provision for loan losses	(2,176)	3,774	N/M	(234)	9,584	N/M
Non-interest income
Service charges & fees on deposits	377	285	32.3%	749	497	50.7%
Mortgage banking (including net gains on sales of loans held for sale)	67	—	N/M	67	—	N/M
Net gains/losses on sales of securities	4	52	(92.3)%	1,888	1,132	66.8%
Net gains/losses on OREO	—	(40)	N/M	2	(40)	N/M
Other non-interest income	212	113	87.6%	409	295	38.6%

Total non-interest income	660	410	61.0%	3,115	1,884	65.3%
Non-interest expense
Salaries & employee benefits	3,727	2,832	31.6%	7,385	6,122	20.6%
Occupancy and equipment	965	979	(1.4)%	1,912	1,945	(1.7)%
Professional Fees	876	308	184.4%	1,401	581	141.1%
OREO expenses	232	348	(33.3)%	519	429	21.0%
FDIC Expense	926	145	538.6%	1,250	268	366.4%
Other non-interest expense	1,152	1,082	6.5%	2,064	2,045	0.9%

Total non-interest expense	7,878	5,694	38.4%	14,531	11,390	27.6%

Income (loss) before income taxes	(9,394)	(1,510)	N/M	(11,650)	78	N/M
Income tax provision (benefit)	(4,847)	(680)	612.8%	(4,969)	(92)	N/M

Net income (loss)	$(4,547)	$(830)	447.8%	$(6,681)	$170	N/M

Net income (loss) per share-basic	$(0.44)	$(0.08)		$(0.64)	$0.02

Net income (loss) per share-diluted	$(0.44)	$(0.08)		$(0.64)	$0.02

Dividends paid per share	—	—		—	$0.10

Weighted average shares outstanding(1)
Basic	10,435	10,478		10,435	10,485
Diluted	10,435	10,478		10,435	10,642

Ratios from continuing operations(2)
ROA	(1.49)%	(0.30)%		(1.13)%	0.03%
ROE	(21.06)%	(3.47)%		(16.68)%	0.35%
Efficiency ratio	155.20%	82.22%		112.43%	74.52%

Net interest margin(2)	1.50%	2.41%		1.70%	2.49%

(1)	In thousands.
(2)	Ratios and net interest margin for the three and six month periods ended June 30, 2009 and 2008 have been annualized.

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PMBC Second Quarter 2009 Earnings Release

July 27, 2009

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(Dollars in thousands, except share and book value data)

(Unaudited)

	June 30,		Increase/ (Decrease)
	2009	2008
ASSETS
Cash and due from banks	$12,845	$14,916	(13.9)%
Fed funds sold	—	50,105	N/M
Interest bearing deposits with financial institutions (1.)	145,012	—	N/M
Interest bearing time deposits	28,748	198	N/M
Investments (including stock)	159,284	243,280	(34.5)%
Loans held for sale, at fair value	5,029	—	N/M
Core Loans, net	809,791	789,530	2.6%
OREO	17,460	3,407	N/M
Investment in unconsolidated trust subsidiaries	682	682	—
Other assets	27,523	20,579	33.7%

Total Assets	$1,206,374	$1,122,697	7.5%

LIABILITIES AND SHAREHOLDERS’ EQUITY
Non-interest bearing deposits	$174,153	$163,117	6.8%
Interest bearing deposits
Interest checking	23,044	18,349	25.6%
Savings/money market	104,979	133,626	(21.4)%
Certificates of deposit	629,904	445,446	41.4%

Total interest bearing deposits	757,927	597,421	26.9%

Total deposits	932,080	760,538	22.6%
Other borrowings	171,241	244,718	(30.0)%
Other liabilities	7,458	6,756	10.4%
Junior subordinated debentures	17,527	17,527	—

Total liabilities	1,128,306	1,029,539	9.6%
Shareholders’ equity	78,068	93,158	(16.2)%

Total Liabilities and Shareholders’ Equity	$1,206,374	$1,122,697	7.5%

Tangible book value per share(2.)	$7.65	$9.00	(15.0)%

Shares outstanding	10,434,665	10,478,289	(0.4)%

(1)	Interest bearing deposits held in the Bank’s account maintained at the Federal Reserve Bank.
(2)	Excludes accumulated other comprehensive income/loss, which was included in shareholders’ equity.

	Six Months Ended June 30,
Average Balances (in thousands)	2009	2008
Average gross loans (*)	$845,746	$788,546
Average loans held for sale(*)	$659	$—
Average earning assets	$1,162,807	$1,077,251
Average assets	$1,199,934	$1,108,903
Average equity	$80,995	$96,521
Average interest bearing deposits	$734,351	$593,565

(*)	Excludes loans held for sale and allowance for loan losses (ALL).

Credit Quality Data (dollars in thousands)	At June 30,
	2009	2008
Total non-performing loans	$53,230	$11,626
Other real estate owned	17,460	3,407

Total non-performing assets	$70,690	$15,033

Net charge-offs year-to-date	$5,054	$2,869
90-day past due loans	$27,431	$10,828
Allowance for loan losses	$20,442	$7,073
Allowance for loan losses /gross loans (excl. loans held for sale)	2.46%	0.89%
Allowance for loan losses /total assets	1.69%	0.63%

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